Exhibit 99.1

Important Information

The tender offer for the outstanding shares of ShoreTel common stock to be conducted in connection with the proposed acquisition of ShoreTel referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of ShoreTel common stock, nor is it a substitute for the tender offer materials that Mitel and its acquisition subsidiary will file with the U.S. Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. At the time the offer is commenced, Mitel and its acquisition subsidiary will file tender offer materials on Schedule TO, and ShoreTel will thereafter file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents) and the Solicitation/Recommendation Statement will contain important information. Holders of shares of ShoreTel common stock are urged to read these documents when they become available because they will contain important information that holders of ShoreTel common stock should consider before making any decision regarding tendering their shares. The Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of ShoreTel common stock at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s web site at www.sec.gov. Copies of these documents will also be made available free of charge on Mitel’s website at investor.Mitel.com or by contacting Mitel’s Investor Relations Department at 469-574-8134. Copies of the documents filed with the SEC by ShoreTel will be available free of charge on ShoreTel’s website at ir.shoretel.com or by contacting ShoreTel’s Investor Relations Department at (408) 962-2573. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, Mitel and ShoreTel file annual, quarterly and special reports and other information with the SEC. You may read and copy any reports or other information filed by Mitel or ShoreTel at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Mitel’s and ShoreTel’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

Forward Looking Statements

Some of the statements in this communication are forward-looking statements (or forward-looking information) within the meaning of applicable U.S. and Canadian securities laws. These include statements using the words believe, target, outlook, may, will, should, could, estimate, continue, expect, intend, plan, predict, potential, project and anticipate, and similar statements which do not describe the present or provide information about the past. There is no guarantee that the expected events or expected results will actually occur. Such statements reflect the current views of management of Mitel and ShoreTel and are subject to a number of risks and uncertainties. These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, operational and other factors. Any changes in these assumptions or other factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to Mitel or ShoreTel, or persons acting on either of their behalf, are expressly qualified in their entirety by the cautionary statements set forth in this paragraph. Undue reliance should not be placed on such statements. In addition, material risks that could cause actual results to differ from forward-looking statements include: the inherent uncertainty associated with financial or other projections; the integration of Mitel and ShoreTel and the ability to recognize the anticipated benefits from the proposed acquisition of ShoreTel (the “transaction”); the ability to obtain required regulatory approvals for the transaction, the timing of obtaining such approvals and the risk that such approvals may result in the imposition of conditions that could adversely affect the expected benefits of the transaction; the risk that the conditions to the transaction are not satisfied on a timely basis or at all and the failure of the transaction to close for any other reason; the anticipated size of the markets and continued demand for Mitel and ShoreTel products and services; the impact of competitive products and pricing and disruption to Mitel’s and ShoreTel’s respective businesses that could result from the announcement of the transaction; access to available financing on a timely basis and on reasonable terms, including amending Mitel’s existing credit facilities to fund the cash portion of the consideration in connection with the transaction; the ability to recognize the anticipated benefits from the divestment of Mitel’s mobile division (“Mobile Division”); risks associated with the non-cash consideration received by Mitel in connection with the divestment of the Mobile Division; the impact to Mitel’s business that could result from the announcement of the divestment of the Mobile Division; Mitel’s ability to achieve or sustain profitability in the future; fluctuations in quarterly and annual revenues and operating results; fluctuations in foreign exchange rates; current and ongoing global economic instability, political unrest and related sanctions; intense competition; reliance on channel partners for a significant component of sales; dependence upon a small number of outside contract manufacturers to manufacture products; and, Mitel’s ability to successfully implement and achieve its business strategies, including its growth of the company through acquisitions and the integration of recently acquired businesses and realization of synergies, including the proposed acquisition of ShoreTel. Additional risks are described under the heading “Risk Factors” in Mitel’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC and Canadian securities regulatory authorities on March 1, 2017, in Mitel’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 filed with the SEC and Canadian securities regulatory authorities on July 28, 2017, and in ShoreTel’s Annual Report on Form 10-K for the year ended June 30, 2016 filed with the SEC on September 12, 2016. Forward-looking statements speak only as of the date they are made. Except as required by law, neither Mitel nor ShoreTel has any intention or obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.

28-JULY-2017 MITEL NETWORKS CORPORATION (MITL) Q2 2017 EARNINGS CALL

MANAGEMENT DISCUSSION SECTION

Operator

Good day, ladies and gentlemen, and welcome to the Mitel Networks Second Quarter 2017 Financial Results Conference Call. (Operator Instructions) I’d now like to introduce your host for today’s conference, Mr. Mike McCarthy, Vice President of Investor Relations. Sir, please go ahead.

Michael W. McCarthy - Mitel Networks Corporation - VP of IR

Thank you, Liz. Good morning, everyone. It’s my pleasure to welcome you to Mitel’s discussion of our announcements to acquire ShoreTel and our fiscal 2017 second quarter results for the period ended June 30. Earlier this morning, the company issued 2 press releases, copies of which are available on our website at mitel.com. The press release outlining the ShoreTel acquisition contains details and timelines for that transaction, whereas the press release reporting quarterly results contains as reported U.S. GAAP results as well as a reconciliation of non-GAAP measures to the U.S. GAAP results. To assist in better communicating both announcements, we have posted a set of supplemental slides that combine materials discussing the acquisition and quarterly results. You can find this file on the Investor Relations page of mitel.com. A replay of this conference, when available, will be accessible on our website until the company reports third quarter results early in November. This morning, I’m joined by Rich McBee, President and CEO; and Steve Spooner, CFO. Rich will discuss the acquisition of ShoreTel and provide a high-level overview of the quarter’s results, and Steve will review the structure of the transaction and provide a summary of the quarter before opening the call up to Q&A. Before turning the call over to Rich, I’d like to remind listeners of the live call and subsequent rebroadcasts that some of the statements made during this call will be referencing both GAAP and non-GAAP financial results. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. We use non-GAAP financial measures to assist management and investors in understanding our past financial performance and prospects for the future. Non-GAAP measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods. Investors are cautioned that non-GAAP financial measures should not be relied upon as a substitute for financial measures prepared in accordance with GAAP. Reconciliation of non-GAAP financial measures to the most directly comparable U.S. GAAP measure can be found attached to our earnings release disseminated this morning. Also, please take note of the caution regarding forward-looking statements including in that press release, as the matters we will be discussing on this call include forward-looking statements, and as such, are subject to risks and uncertainties. Those risks and uncertainties are discussed in detail in our most recent annual report on Form 10-K and quarterly report on Form 10-Q, which identify important risk factors that could cause actual results to differ materially from forward-looking statements we make. All comparisons throughout this call will be on a year-over-year and pro forma basis unless otherwise stated. I’ll now turn the call over to Rich for his commentary on the quarter. Rich?

Richard D. McBee - Mitel Networks Corporation - CEO, President and Director

Thanks, Mike, and good morning, everyone. As you can see from the 2 announcements we made earlier today, we’ve been very busy. For the call this morning, I’ll begin my prepared remarks by outlining the strategic rationale for acquiring ShoreTel and the benefits of this combination. I’ll then provide a brief review of the business highlights for the second quarter. Steve will follow up with a more in-depth discussion of the financial details of both the acquisition and the quarterly financial results. We will then move on to Q&A. Before getting into that review, I would like to take a brief moment to discuss a fundamental shift we are seeing in the market. In the first half of this year, we saw a substantial acceleration by customers towards UCaaS solutions. For Mitel, this acceleration has manifested itself in a significant increase in our cloud sales funnel, which drove record cloud bookings in the second quarter. In addition, we saw a noticeable move upmarket from the SMB segment where UCaaS took a first route, with more and more Mitel cloud opportunities in the mid-market in large enterprise, which is our strength. I’ll talk about a couple of the specific larger deals that we won in the quarter shortly. This market shift made renewing our discussions with ShoreTel strategic and well-timed. With the agreement to acquire ShoreTel, we are accelerating our move-to-the-cloud strategy and positioning Mitel for improved growth. We’re doubling the size of our UCaaS business and doubling our total recurring revenue. Once combined, Mitel will move into the #2 position in the UCaaS market. The combination of Mitel and ShoreTel will create a company with a global UCaaS market presence, with the scale in deep communications expertise. Together, Mitel and ShoreTel will be better able to take customers and partners to the cloud faster with full featured enterprise-grade cloud-based communications and applications. For the employees of both companies, this combination creates an exciting opportunity to be part of an organization that is hitting the sweet spot of a growth market with rapidly expanding customer demand and real opportunities for innovation to disrupt the competitive landscape. These are prime conditions that create a winning company and a winning team. In short, this is a natural combination coming together at the right time that makes us stronger together. Turning now to Mitel’s second quarter results. Our financial performance came within our guidance range on all metrics, with total revenue of approximately $239 million. Through the first half of the year, our recurring cloud revenues were up 10%, with strong bookings continuing in the second quarter. In prior calls, we discussed how our tight installation capacity levels have constricted revenue — cloud revenue growth and outlined our investment plan to increase that capacity. We are right on target with that plan and expect this growth rate to be significantly higher in the second half of the year. Our strong bookings in the second quarter were driven in part by a pair of multiyear multimillion dollar deals with seat counts of 3,300 and 4,000. Mitel is particularly well placed to continue to benefit from growing cloud recurring contact — or contract backlog as larger customers begin to move directly to recurring model. These larger cloud deals span multiple regions and customers with multinational business operations. Our ability to support them reflects Mitel’s global market presence, which also becomes a competitive differentiator for us as cloud increasingly moves upmarket into the enterprise.

The first customer I want to spotlight is the U.S. based food-processing company with production facilities and distribution operations across North America, Central America and Europe. This 5-year recurring cloud contract includes more than 4,000 users and represents a total contract value of nearly $8 million. The second customer is a leading global outsourcer based in the U.K., who has selected Mitel to replace their legacy Avaya systems. With 3,300 employees operating from offices in more than 10 countries in Asia, Europe, North America and South Africa, this 5-year deal has a contract value of more than $5 million. This customer is just one of many examples of customers who move from Mitel — to Mitel from Avaya this quarter. Turning to several highlights that have operational focus. The team has moved quickly to implement the streamlining and cost reduction activities we announced back in May. We continued to adjust Mitel’s operations to align with ongoing market evolution, new technologies and business models. Steve will discuss the impacts in more detail in a moment, but I’m pleased with the sense of urgency and the importance which the team has embraced these initiatives. In the quarter, we completed the acquisition of Toshiba Unified Communications assets. Effective immediately, Toshiba customers and partners have a clear path forward of Mitel. The service contract guarantee approximately $8 million of service revenues, making this transaction immediately accretive. I am also excited to announce that Mitel has again been recognized as a leader for the fourth conservative year in the Gartner Magic Quadrant for Unified Communications. To conclude, we’re seeing the markets turn much more aggressively into UCaaS solutions. Mitel’s position in this market has been solid and growing. In announcing our definitive agreement to acquire ShoreTel earlier today, we have taken decisive steps to expand our leadership and move into the #2 position in the UCaaS market. Together, the combined company will have the scale to match the needs of our global customers as they accelerate their demands for UCaaS solutions across the enterprise. We are stronger together for our customers, our partners, our employees and our shareholders. The timing is right, and the market conditions are prime for this move. I will now turn the call over to Steve to review the financials for the quarter and provide an overview of the key financial terms of the deal. Steve?

Steven E. Spooner - Mitel Networks Corporation - CFO

Thank you, Rich. Good morning, everyone. During my remarks today, I will cover highlights of our financial results for the June quarter, followed by our guidance for the September quarter. During these remarks, I will speak to our non-GAAP results and focus on constant currency growth rates. A reconciliation to the related GAAP amounts has been included in our earnings press release as well as the investor deck that is posted on our website. I will then conclude with some remarks toward the ShoreTel acquisition announced this morning. As Rich highlighted, Q2 was a quarter of strategic business changes for Mitel. We integrated our previously separate enterprise and cloud sales organizations and similarly integrated the services organizations. In May, we announced and simultaneously commenced a workforce reduction plan affecting approximately 10% of our global employee base. In the backdrop of these strategic changes, we delivered a solid quarter that was consistent with our expectations. We executed well across many fronts, delivering revenues, gross margins and earnings within our guidance for the quarter. We generated record cloud bookings, which were up 32% on a trailing 12-month basis. The restructuring actions we announced in May are proceeding well, contributing $3 million of in-quarter cost savings as we had estimated back in early May. More on the restructuring actions later on in my comments. And in this quarter, we also returned $35 million to shareholders in the form of share buybacks. Now let’s look at the quarter in more detail. Total revenue in Q2 was $239 million, down 6% year-over-year. Product revenue of $146 million was down 5% year-over-year. And services revenue of $62 million was down 15% year-over-year, primarily as a result of a decline in our hardware maintenance and other legacy services.

As Rich mentioned, we’re seeing an acceleration of large enterprise customers shifting to UCaaS at a faster rate than we have seen before. For instance, the 2 deals that Rich cited, the 3,000 and 4,000 seat deals with a combined deal value of approximately $14 million. Historically, deals of this size would have been CapEX product sales with some go-forward annual maintenance revenue. Now we are seeing more of these manifest themselves as UCaaS deals to be recognized on a recurring revenue basis over 36 or 60 months. While this creates headwinds to our near-term revenues, the same headwinds we previously saw on the SMB segments, these wins are a testament to our superior cloud offerings and contribute meaningfully to our cloud contract backlog. This is a classic example of a company transitioning from nonrecurring to recurring revenues. Cloud recurring revenues of $31 million in Q2 were up 10% over the prior year. As mentioned, the retail bookings were very strong, posting 23% year-over-year growth in the quarter and 32% on a trailing 12-month basis. We have talked previously about our capacity constraints on our retail cloud business, which we indicated would take a couple of quarters to address. As we exited Q2, most of these constraints are now behind us, with our rate of install in the last week of June being the highest that it has ever been. With strong bookings and improved installation capacity, we expect our cloud recurring revenue trajectory to improve significantly in the second half. Our total company recurring revenues were approximately $77 million in Q2. Recurring revenues accounted for 32% of total revenue, an increase of 180 basis points year-over-year. Now turning to gross margins. Total gross margin for the first quarter was 54.3%, down 40 basis points year-over-year. Product gross margins were 55.9%, down 210 basis points, primarily as a result of mix as we saw higher proportion of hardware-based revenues this quarter compared to the year-ago period. Service gross margins were 52.7% and were up 250 basis points, largely as a result of initiatives we have undertaken to improve the utilization and efficiency of our services personnel. Our cloud recurring gross margins were 49.8%, up 160 basis points year-on-year, largely as a result of continuing healthy growth in our higher-margin wholesale cloud offers. Total operating expenses for the quarter were $106 million, which were down $3 million year-over-year. Realized savings from restructuring activities and SG&A and R&D more than offset new investments made in cloud and other areas. These results exclude special charges and restructuring costs, amortization of acquisition-related intangible assets and stock-based compensation. Adjusted EBITDA in the quarter was $29 million or 12.2% of revenue, down 19% year-on-year and down 180 basis points as a percentage of revenue. Non-GAAP earnings per share were $0.13, down $0.04 versus the prior year. Turning to the balance sheet. At the end of June, we had $51 million in cash and cash equivalents and total liquidity of $298 million, up from $147 million in liquidity at the end of December. Our debt leverage ratio in June was 1.32, comparing favorably to a permitted ratio of 3.5. From a capital allocation perspective, we returned $35 million to our shareholders during the quarter in the form of share repurchases, bringing the total shares repurchased in the first half to just under 5 million shares at an average price of $7.21. Before we turn to our business outlook, let me give you a quick update on our previously announced restructuring actions. These actions are progressing well and the impact to date is reflected in our employee headcount number, which at the end of June was 3,074 employees, down from 3,305 1 year ago and down from 3,228 in March. The actions in North America were largely completed during the quarter. In Europe, we’ve kicked off the consultation process with the various work of tribunals, which we expect will be complete in Q3 and early Q4. We reiterate the previously announced $30 million of annualized savings from these actions. We also reiterate the expected in-year savings of approximately $17 million, though that in-year realization may change depending on the final timing of completion of the European actions. The onetime charges are still expected to be in the range of $25 million to $35 million, of which $7 million has been incurred in Q2. The range reflects the varying mix of employees, tenure and local country requirements as we are still in the stages of consultation and negotiation.

Now on to our business outlook. Note the following outlook is for the stand-alone Mitel entity and does not include the impact of the ShoreTel acquisition. For the third quarter ending September 2017, we currently expect revenues to be in a range of $225 million to $250 million. Gross margin percentage is expected to be 53% to 55%. Adjusted EBITDA margins are expected to be 12% to 17% of revenue, while non-GAAP net income is expected to be in the range of 7% to 11%. Share count for the September quarter should be approximately $122.5 million fully diluted shares. Now turning over to the details of the ShoreTel transaction announced this morning. Mitel will acquire 100% of the outstanding shares of ShoreTel common stock and an all-cash transaction at a price of $7.50 per share or a total equity value of approximately $530 million and the total enterprise value of approximately $430 million. The purchase price represents a 28% premium to ShoreTel’s closing share price on July 26, 2017. The transaction will be completed through a cash tender offer for all of the outstanding shares of ShoreTel common stock. ShoreTel’s Board of Directors has recommended that ShoreTel stockholders tender their shares in the offer. The merger is subject to certain regulatory approvals, including a Hart-Scott-Rodino review. We are working towards closing this transaction by the end of September and believe that this is a reasonable goal. In terms of efficiencies, we are initially forecasting $60 million in annualized cost synergies, with the expectation that roughly $40 million will be realized in the first 12 months in the areas of portfolio rationalization, SG&A, R&D, supply chain management, facilities consolidation and other economies of scale. We expect the combination to be accretive in the first year. We’ve secured committed financing of an additional $300 million to support the closing of the transaction. Our combined debt facility is on very attractive terms and provide additional flexibility to manage and grow our business. Upon closing, our leverage ratio based on trailing EBITDA, pro forma including $60 million of expected synergies, will be 3.3x. With free cash flows generated by the business, we believe we can quickly pay down debt and drive that leverage down into the 2s. On a combined basis, Mitel’s revenue will be in the $1.3 billion range, and we will see some material shifts in our revenue mix to recurring cloud and total recurring revenue. Our combined revenue will also reflect the higher mix of U.S. dollar-denominated revenues, reducing the relative impact of FX volatility on our operating results. On a trailing 12-month basis, as of the end of March, the last quarter publicly reported by ShoreTel, recurring cloud will move from about 12% for Mitel stand-alone to about 20% on a combined basis. And total recurring revenues will move from roughly 32% to just over 39% of total revenue. I’d like to conclude my comments this morning by emphasizing just how excited I am to bring an asset with the strategic value of ShoreTel into the broader Mitel organization. This combination enhances our growth, more than doubles our UCaaS business and offers attractive synergies, all key elements in unlocking shareholder value. We will issue a revised long-term target model for the combined business release coincident with the release of the first quarterly results following the close of the acquisition. With that, I will now ask the operator if she could please review the procedures for asking questions and open up the lines. Thank you.

QUESTION AND ANSWER SECTION

Operator (Operator Instructions)

Our first question comes from the line of Greg Burns with Sidoti.

Gregory John Burns - Sidoti & Company, LLC - Senior Equity Research Analyst

Just want to talk a little bit about the cost synergies, the expectation for the $40 million over the first 12 months of the year. How should we think about that kind of flowing through the P&L?

Richard D. McBee - Mitel Networks Corporation - CEO, President and Director

Sure. So I think in our slide deck that we’ve posted on our website this morning, we’ve provided some — our preliminary estimates of where we see synergy opportunities, so they span supply chain efficiencies, the ability to consolidate our R&D activities potentially. Obviously, we’ll be rationalizing the portfolio and spend programs going forward. We see off-shoring opportunities, though obviously, across the organization, there will be duplication of personnel and spends that create synergy opportunities. We see opportunities to rationalize the combined marketing spend, typical kind of corporate G&A duplication public company costs and the like. The $60 million-or-so that we’re trying to get out within the first 2 years, we estimate that we’ll be able to get approximately $40 million of that out in the first year. It is our intention to move quickly. So I would — while I’m not going to give a precise quarterly guide on that, assume that it will be front-end loaded as much as possible that we’ll look to move quickly to realize that kind of first year estimate of about $40 million.

Gregory John Burns - Sidoti & Company, LLC - Senior Equity Research Analyst

Okay. Then looking at the revenue synergy potential, I know you obviously have a large presence in Europe. So maybe there is some opportunities to bring the ShoreTel product portfolio through Europe. But could you just talk about maybe some potential revenue synergies from the deal?

Richard D. McBee - Mitel Networks Corporation - CEO, President and Director

I think as we look at both the UCaaS solutions and the cloud platforms that ShoreTel brings, we’re excited by them. They have a good market presence. So what we’ll be doing in our integration planning is making sure that we rationalize and simplify the portfolio, take forward to the market the best products for the market that are the simplest to use, the simplest to maintain, the simplest for our channel partners to install. So we’re really excited. There is great technology on both sides of the company. And this really does accelerate our strategy for providing UCaaS and applications in the future. As we were doing the due diligence, I was very pleased with the collaborative nature of the teams working together. And you could see the excitement with the teams where teams were working on some of the same things, but one group was a little bit ahead than the other, and the other (inaudible) thought about that. So we see a simplified portfolio going forward. And for us, we will be able to use our global network, and in many instances, we’ll able to use ShoreTel’s solutions for that.

Gregory John Burns - Sidoti & Company, LLC - Senior Equity Research Analyst Okay.

Then just lastly on Mitel stand-alone, the target model that you’ve laid out for this year, the margin targets, do you still feel comfortable delivering on those numbers?

Richard D. McBee - Mitel Networks Corporation - CEO, President and Director

So I think the — as we think about cloud, clearly with the first half, with cloud recurring being roughly 10% with the utilization challenges that we’ve had, while we expect in the second half, we’re really going to be able to ramp that up. We’ll probably be able to ramp that growth up into kind of mid-teens percent of growth. So where we entered the year, targeting this year to be kind of 16% to 18% growth on the cloud recurring, I think we’ll be exiting the year with that kind of growth rate, but I think it’s going to be challenging. The team is quite excited about the service integration that we’ve done, the extra capacity that we’ve got. Our bookings performance has been very, very strong. So we’re going to push hard, but I think realistically, that’s probably going to be the challenge for us. I think operationally, with the actions that we’ve taken on our cost structure, we’re positioning the company well to deliver on our EBITDA from an operating model perspective. We’ve certainly seen, particularly in enterprise, that the margin performance had been aligned with our guidance, but we’re pushing to do better. But I think overall net-net, we — our target model for EBITDA, we still believe we’re on track with that.

Operator

Our next question comes from Paul Treiber with RBC Capital Markets.

Paul Treiber - RBC Capital Markets, LLC, Research Division - Associate

Just in regards to ShoreTel, what’s your thoughts on channel overlap, particularly in the U.S? And then related to that, I mean, do you anticipate or are you going to anticipate that some of the ShoreTel revenue may decline following the transaction?

Richard D. McBee - Mitel Networks Corporation - CEO, President and Director

We’ve spent a significant amount of time studying that, understanding that over time, obviously, ShoreTel has been an acquisition target of us for years, not just in a short period of time. So we do have a good understanding. It is kind of interesting where our biggest sales are is where their least amount of sales are in the U.S. and where their highest amount of sales are as kind of the lowest geography for us. So we feel good about that. We have done extensive look. In the SMB, not so much in the large enterprise and the medium in that part of the market. What you see is there’s just a lot of small towns that have businesses across the U.S. And so you can’t have a channel partner in every one of them. So the channel partner overlap down in the SMB space isn’t as big as you think it is. We — when you study it, you think that, hey, 2 big competitors in the same market. But the reality is when you actually map it out and map the geographies that they’re going after, you see that we’re actually pretty well matched and pretty complementary.

Paul Treiber - RBC Capital Markets, LLC, Research Division - Associate

Do you have — I mean, could you share with us percent of channel partners in the U.S. that are the same between the 2 companies or any other sort of metrics around that?

Richard D. McBee - Mitel Networks Corporation - CEO, President and Director

Yes, it’s very low. It’s sub less than 10%.

Paul Treiber - RBC Capital Markets, LLC, Research Division - Associate

Okay, great. You also mentioned that the need to rationalize the portfolio, including cloud or UCaaS. The — in regards to that, I mean, how complicated is the process to migrate users from one platform to another?

Richard D. McBee - Mitel Networks Corporation - CEO, President and Director

One of the nice things about the cloud, the most visible part of their cloud services are the applications that they’re using and the endpoints sitting on their desk. So we have talked about technologies that we have that allow you to use many different kind of call controls in the cloud and maintain the same endpoint that you have on the table. So then it becomes more of contractual terms and conditions, making sure that you do have the same applications so that you don’t disturb the customer experience. So we’ll migrate to a future platform. We’re very happy with ones that we have today. They’re selling well in the market. And I think that it won’t be as difficult as people think. Now you will have to have a detailed program in how you work it and customer accommodation. And the best way to make sure that you keep customers is to keep them happy and give them the capabilities that they want and they need. I know that both companies are working on applications that add a tremendous amount of value to the marketplace. So this is one of the things that will be a key integration area for us, and we’ll make sure that it’s customer first as we make those transitions.

Paul Treiber - RBC Capital Markets, LLC, Research Division - Associate

Okay, good to hear. The — just the last one. Just in regards to the new term loan, the $300 million term loan, you mentioned the terms are quite similar to the existing credit facility. In regards to the interest rate, I think the $500 million credit facility you’re paying, LIBOR plus 1.75, should we expect a similar interest rate on the new term loan?

Steven E. Spooner - Mitel Networks Corporation - CFO

No. So Paul, just to clarify my comment, my comment was that we’ve got a credit facility in place that we view to have very attractive terms. So the current facility up here has a leverage grid. So obviously, we’re going to be increasing our leverage. And so the — so that current $500 million facility will be at LIBOR plus 3.25. The new term loan B will be at LIBOR plus 4.25. So we’re estimating that kind of the weighted average cost of debt, depending on where we end up after syndication of the term loan B, is somewhere between kind of high 4s to low 5% range for a blended interest expense.

Operator

Our next question comes from Dmitry Netis with William Blair.

Dmitry G. Netis - William Blair & Company L.L.C., Research Division - Equity Research Analyst

So a couple of questions from me. I’m glad to be on this call too. So number one, it’s hard to believe this was a competitive bid process, given how long it lasted. So any thoughts on the sole cash transaction that you’ve announced versus stock and cash? I mean, how did this kind of come about? I mean, potentially you may think that your equity is undervalued. So I love to hear your thought on that, if you may, how you arrived to this pricing and kind of all-cash deal that you have put out.

Steven E. Spooner - Mitel Networks Corporation - CFO

I think there’s 2 parts to that. As I stated numerous times before, we have a very disciplined acquisition model. There’s 3 components of it, is it strategic and does it make strategic sense, does it make financial sense and is it executable. ShoreTel is a great asset. We’ve said that many times. We’ve looked at the key aspects of it that didn’t fit our financial model. This time, it did in discussions with the ShoreTel team. Obviously, this was a price that we both agreed upon. Our capacity to use cash, obviously, we would — at the share prices that Mitel has been trading at, we made a very definitive decision that we would not use equity in these kinds of deals, because we felt the Mitel stock was undervalued. And so between the financial model of the company, the potential synergies, the ability to get this financed, it was a pretty simple decision for us to use all cash.

Dmitry G. Netis - William Blair & Company L.L.C., Research Division - Equity Research Analyst

Okay, all right. And then on the synergies. I know there have been questions already on that. But $60 million annualized over 2 years, I look at the base — cost base of the combined company, I look at the cost base of ShoreTel, $220 million. It seems awfully low from kind of first glance. So just kind of a thought of just — I suppose this is a conservatism on your part, but I would love to hear your thoughts of maybe potentially expanding that out over time, given that there is a pretty big cost base in the previous transaction with Aastra you’ve had, which was a phenomenal exit by the way. But you had — process rather. You had 40-some percent in synergies. This will be way below that. So can you get to that 40% if you were to kind of take the whole cost base here under consideration?

Richard D. McBee - Mitel Networks Corporation - CEO, President and Director

So a couple of comments. I don’t — we don’t disagree with your sense that there could be potential upsides to the synergy opportunities that we’re outlining today. If you look at our — we have done due diligence. We know ShoreTel well. We had great cooperation and transparency from the ShoreTel team to our diligence process. But our own experience is that once the deals gets announced and you get to kind of lock arms with the experts across ShoreTel and Mitel to kind of dig deep into integration planning that we can drive our confidence levels up in terms of the art of the possible when it comes to synergies. So just as we did with Aastra, we put out what we thought was a reasonable estimate coming off our due diligence. We — in the first — following quarter or 2, as we executed on our integration planning, we got better visibility and confidence to work. So we think $60 million is by no means a cakewalk. We also want to make sure that we’re appropriately investing to drive the cloud. But yes, we think there is the potential for us to update in a positive manner our synergy estimates, and we’ll keep you posted on our quarterly calls.

Dmitry G. Netis - William Blair & Company L.L.C., Research Division - Equity Research Analyst

And then maybe the last one to throw this, and I know this question may have been asked already. But on the product rationalization side of things, have you given a thought of how you’re going to migrate the base, whether this is going to — whether the kind of the primary platform will be ShoreTel Connect CLOUD platform and you’ll try to migrate your base of cloud users over to that or maybe your base of premise users over to that platform or vice versa? I mean, if you’ve given any thought to that, we’d love to hear your thought there. And then secondly, will there be any forceful migration of the premise customers — premise users over to the cloud platform whatever choice you make?

Richard D. McBee - Mitel Networks Corporation - CEO, President and Director

Yes, I think there’s a — you asked 2 questions there. The first one is, obviously, both of us have — we have 3- and 5-year contracts. So we are on a journey with our customers. So we will migrate the customers from a perspective of customer first. And the whole purpose of going through integration planning now that the deal has been signed is to work to those very details. And we’ll do that and we’ll be very precise. We will keep the customer first. We’ll make sure that the customer is in no way harmed. And as a matter of fact, what we’ll be presenting to our customers is the ability to get more capability that we’re really kind of developing together. When we look at the strategies up underneath the hood of the companies, they were incredibly similar. And so the engineering teams were looking at ways they could accelerate the products and the capabilities faster to make us even more competitive in the market. So I’m really excited about that. And then we’ll just work on the customers’ journey. Some of them would want to keep on with the run, and we’ll do that as long as it’s cost effective. The key is to make a very easy transition for the customer. And that’s what we’re going to be focused on. I did make an earlier comment that for a cloud-based customer, his interface is his mobile device or the set sitting on his desk. And we’ve demonstrated technologies that allow us to use multiple different kinds of call controls on the same endpoint. So if he wants to keep that endpoint that he has, he’ll do that. And what happens beyond — behind the curtain in the cloud will be completely transparent to him. Now we’ll be working to standardize, getting the cost down and all that kind of stuff. But if you’re thinking about the customer first and making sure that he doesn’t have a compelling event, then I think you’re going to be at very good stead with the customers in addition to the applications and capabilities that they’re going to get by bringing the 2 companies together with the programs that we’re both working on. So we’re very excited about that opportunity.

Steven E. Spooner - Mitel Networks Corporation - CFO

And yes, there was question about on the on-prem solutions.

Richard D. McBee - Mitel Networks Corporation - CEO, President and Director

Yes, the on-premise solutions, I don’t think we have to push the on-prem solution. The customers are moving to the cloud. And so what we have to do is make sure that they have a path, and we’re going to help take them to the cloud. And so if you look at the orders, like we stated on our earlier comments, we had record orders for CPaaS solutions. And it’s consistent with what we’re seeing in the market, the — especially in the North American market. The market is moving to the cloud and bigger customers are moving to the cloud, which is a sweet spot for both of the companies. So yes, we’re very excited about bringing these 2 organizations together. But we don’t have to take them to the cloud. The customers are moving to the cloud.

Steven E. Spooner - Mitel Networks Corporation - CFO

And one comment that I’d add to that, Dmitri, is we’ve got many examples in our — we have a 60 million user install base. And of course, we’ll be adding to that the ShoreTel install base. And we have a proven track record of supporting customers with a variety of platforms that we’ve built or acquired over time. The fact that we will look to rationalize our product offerings to make a simple compelling portfolio to customers moving forward does not preclude us from continuing to provide support. And as Rich talked about with our cloud-linked technologies and the like enable them to migrate to the cloud at a pace that makes sense for them. So there won’t be any — we’re not looking to do a force majeure, force migration or abandoning support. We are supporting a variety of platforms, really we’re in that portfolio rationalization, we’ll focus our spending is on what we see to be the best platform is whether they be cloud or on-prem or hybrid that we’re going to invest in going forward to bring those compelling solutions to the market.

Dmitry G. Netis - William Blair & Company L.L.C., Research Division - Equity Research Analyst

Right. Well, you now have the right tools and the right scale to win in this market. So congrats on this deal.

Operator

Our next question comes from Rob Peters with Cormark Securities.

Robert Peters - Cormark Securities Inc., Research Division - Analyst of Institutional Equity Research

Rich, maybe just when we look at the transaction with ShoreTel and then also the agreement with Toshiba, how do you kind of think about your overall market share just with both cloud and prem business? I was just kind of wondering, it looks like you’re going to take a pretty meaningful step-up in cloud in North America. But how do you think about the premise business in North America right now as well? I think Toshiba was about 3% to 4% of the market, based on what I had been reading. But I was kind of wondering if you could do some context around that?

Richard D. McBee - Mitel Networks Corporation - CEO, President and Director

Yes. Obviously, I think that we’re going to gain share in the North American market in a big way in the premise side of the business. So when we look at this and you add the pieces, the reality is, I think most of those customers at some point in the future, it’s all about our strategy, are going to be moving to the cloud. And so we feel good about where we’re at. Our focus is on giving the best path to the cloud for our customer base. And what we’re going to be focused on is the customer and winning new customers. So that’s the key thing that we’re focused on.

Steven E. Spooner - Mitel Networks Corporation - CFO

The other comment I’d add, Rob, and that is that increasingly what we’re seeing, and frankly, we saw the same in our discussions with ShoreTel on where we’re winning in the cloud. We have a very attractive install base that we really do see the benefit of incumbency. And we see that is a great asset for us to take to the cloud, as Rich indicated. But we are — both of us have been seeing a significant amount of cloud business for winning some new customers. And I think that really bodes well for our confidence as we — to your question about market share and our confidence going forward. It’s not just install base that we’re winning and what you think we’d have a logical advantage. We’re winning a lot of greenfield opportunities. And so as a result of that, we’re quite excited about the future.

Ron Shuttleworth - M Partners Inc., Research Division - Analyst

That’s a great color. And maybe, Steve, if I could just ask one last question, and apologies if this has been discussed. But with the leverage profile stepping back up, kind of over the longer term, how do you kind of think of the leverage profile going forward? And is there a target you’re kind of looking to get back in line with over the long term?

Steven E. Spooner - Mitel Networks Corporation - CFO

You bet. So we’ve, Rob, been fairly consistent in our commentary on kind of leverage levels that we’re comfortable with. We’ve been as high as mid 4s leverage in the past. We’ve been as low as in the low 1s. We’re generally comfortable with kind of a 3x net leverage position. We’ve indicated that for an attractive acquisition such as ShoreTel that we’ll peak over that initially, particularly when we’re confident, as we are in this case, that we’ll be able to, with the strong cash flows and the synergy realization that we — an opportunity that we see, that we’ll be able to rapidly drive that leverage down. So we’re comfortable with this. I think our long-term model is kind of around 3s, but we see adding to kind of calendar year ‘19, we’re targeting to have our net leverage in the 2s.

Operator (Operator Instructions)

Our next question comes from the line of Richard Tse with National Bank.

Richard Tse - National Bank Financial, Inc., Research Division - MD and Technology Analyst

Just congrats on the deal, by the way. It’s nice to see it’s a clean transaction. When you look at ShoreTel relative to Aastra from your due diligence, can you kind of go through the similarities of the 2 companies in terms of what you see the opportunities will be from a synergy perspective?

Richard D. McBee - Mitel Networks Corporation - CEO, President and Director

I think one of the big things, as Steve said in our investor deck that we posted, we have a pretty good detail. But I’ll tell you the — achieving synergies associated with the ShoreTel-Mitel combination will be widely easier than with the Aastra acquisition. Aastra had — when we brought the companies together day 1, we ended up with 18 ERP systems. And it was the equivalent of having 18 separate companies. So there was a lot of work to be done on that particular one. Now the size of the magnitude and what you would look at from — it’s European as well. So you had Workers’ Council you had to work through and all that kind of stuff. And this one is the majority — a way majority amount of the resources of the revenues are all North America based. So it’s going to — no integration is easy. That would be an overstatement. But this one will be a lot easier. Decisions can be made much faster, and we can move much faster on it.

Steven E. Spooner - Mitel Networks Corporation - CFO

I’ll add a couple of comments to that. So in a lot of ways, a lot of similarities to what we saw in Aastra other than, as we said, we think this will be simpler, faster and cheaper to execute on, just given the predominance of the operations being in the U.S. But if you look in supply chain, we actually both use — the primary contract manufactures we use are the same. We’re both — the opportunities for consolidating our buying power, we’ve looked right at — we’ve looked at component pricing differences between us and ShoreTel. We see opportunities there. You’ve got the typical logistics, distribution, order administration, et cetera. In the R&D side, not surprisingly, we’re both spending money on developing new desktop devices. We’re both spending money on developing applications. We’re both spending money on the cloud and on-prem offerings. So again, there is significant duplication of spend there as well as in the related R&D overheads. In sales, we — from an on-prem perspective, we have a lot of geographic overlap across the U.S. So there will be everything from better span management to rationalizing higher productivities around having channel account managers, et cetera. They’ve got some great distribution relationships that they’ve put in place. And we think we can be a more important partner to some of the — to a larger distributor. On the cloud side, they’ve done — ShoreTel has done a nice job of pivoting to the cloud. There’s some — our team, as Rich mentioned in some of his opening comments as we were doing due diligence, some of the things that we’ve been on a journey to invest in, whether it’s operational processes, systems tools, the customer experience, provisioning, et cetera, and each company has been working on different aspects of that. We get to take the best of both. So it’s going to accelerate and reduce, frankly, the spend that we otherwise would have made. On the marketing side, clearly, there’ll be duplication there in G&A. I mean, if you add — the simple way, I think about it is we’re growing the company about 30% overnight and much — we don’t need 30% more accountants, lawyers, all the kind of corporate staffs, obviously duplication of senior management, public company, cost savings, et cetera. So we’re very similar, Richard, to what we saw with Aastra, but again, we think easier, faster, cheaper.

Richard Tse - National Bank Financial, Inc., Research Division - MD and Technology Analyst

Okay. And I wasn’t sure in the beginning, when you talked about sort of the UCaaS momentum. Could you share with us the split of the growth in UCaaS coming from new versus existing — I’m saying, majority of the existing, but kind of would be curious to see your thoughts on that?

Richard D. McBee - Mitel Networks Corporation - CEO, President and Director

Yes. So it’s interesting, obviously, when we looked at it. But it’s 70-plus percent are from new customers. So it’s a lot of new customers that we’re winning.

Steven E. Spooner - Mitel Networks Corporation - CFO

And I think the other thing that we don’t want to be lost on folks is Rich highlighted a couple of large enterprise customers. We’ve been suggesting in our comments in the past that we think that large enterprise is largely going to stick hybrid, largely going to stick on the CapEX purchasing model. And very recently, we’re seeing — some of the examples that Rich cited. Larger companies that are saying, we’re fine with going on a recurring revenue model and we’re fine with having our communication solutions hosted. And you think of the — our 60 million user install base, Mitel’s brand, our recognition in the Gartner Magic Quadrants, our global capabilities, the investments that we’ve made in opening up cloud capabilities, data centers, I think we’re up to like 16 data centers now, plus augment all of that with the capabilities that ShoreTel brings, in our minds, we’re going to be the logical choice. So we are — while we obviously are excited about the wins with new customers, we’re going to be turning up our efforts to make sure that our install base sees us as the compelling choice as they move to the cloud.

Richard D. McBee - Mitel Networks Corporation - CEO, President and Director

Steve, I’d like to add one thing about the other demographic as a large customer. The large customer signs a longer recurring contract. So every one of these large deals we’re getting are 5-year recurring contracts. The bigger companies aren’t looking for a year of contract. They’re not looking for a 3-year contract. They’re building an infrastructure around something that they intend to be there for a long time. So not only are they bigger customers, but they’re also customers that are stickier, that are great opportunities to upsell applications to over time, and they are signing longer contracts. So that’s another benefit of it.

Richard Tse - National Bank Financial, Inc., Research Division - MD and Technology Analyst

And just the last one from here is that if I look at your deck and you show segmentation by constant currency growth, and I think the Americas was down 10% this quarter. Is that attributed to a faster shift in UCaaS in the Americas than other markets or is there something else?

Steven E. Spooner - Mitel Networks Corporation - CFO

Obviously, the cloud — if you look at percentages, there are some markets that are growing faster. But if you look at the North American market, it is — it has capitulated, it is moving to the cloud and it is moving fast. So yes, we’re always looking at the value of the UCaaS — 2 orders that we had. Normally we’ve been on-premise system, right? But what you’re seeing is it’s moving to the UCaaS system. So in the North American market, we see that move extremely strong today. We’ve got good growth numbers in the other regions, but they’re on small basis. Everybody is on that. But we’re extremely well positioned with our global footprint. Even the Aastra acquisition gave us that footprint in Europe. So we’ve got a great footprint in Europe with the #1 shareholder — I mean, market shareholder in Europe. So as Europe turns up, we’re extremely well positioned to take advantage of the UCaaS growth market.

Operator

Our next question come from Jonathan Kees with Summit Redstone.

Jonathan Kees - Summit Redstone Partners, L.L.C - MD and Senior Analyst

It’s good to see that they’re a lot more receptive this time around, and it sounds like — it appears like more humble to the equity value that they’re getting has lessened what you guys offered last time. So I think it’s — you guys are getting a better deal this time around. Wanted to ask first on the targets. Steve, you mentioned the EBITDA target was so on and then you kind of sound like you’ve modified the cloud recurring target for the year. Is it — is the enterprise and the total revenue targets still on for this year and for next, obviously, organic — the original stuff given for Mitel?

Steven E. Spooner - Mitel Networks Corporation - CFO

So again, we don’t guide beyond the quarter. So we update our target models on an annual basis. But I think the — we’re feeling good about our positioning in the market, our forecast for Q3. Q3 Is historically a seasonally weak quarter, given European vacations, the time and the like. But we’re going into the quarter feeling good about our third quarter. I think the near-term challenge for us is the cloud recurring, given our capacity issues we’ve dealt with the past couple of quarters. But we think we’ll be getting that up to, as I said earlier, kind of mid-teens growth rates in the second half. And we think as we look out and will obviously come out with a formally updated model. But there is no reason why, particularly post the acquisition of ShoreTel, that Mitel is not growing at least at market growth rates for cloud. But overall, we’re feeling — with the — notwithstanding the revenue headwinds on cloud. I mean, one of the things that is a challenge for us on the enterprise, and again, we’re still grappling with this, is the faster business move to a cloud recurring model that the more we get a near-term revenue headwind. So that’s the near-term challenge that many companies have — as they transition from a CapEX model to a recurring model, there is an impact, there is that revenue headwind near term. But long term, you build a lot of shareholder value, a very predictable revenue stream, improved margins, the opportunities to upsell, et cetera. So we’ll update our views, obviously, for the combined business when we report the September results, and we’ll bring to the Street a new model that reflects our go-forward expectations for the combined company.

Jonathan Kees - Summit Redstone Partners, L.L.C - MD and Senior Analyst

Okay. I’m sorry, I meant to say, your target model, not so much guidance. I — that’s a (inaudible).

Steven E. Spooner - Mitel Networks Corporation - CFO

No, I — sorry. I think that the target model for Mitel stand-alone is frankly not as relevant as we go forward. So we need to look at the combined company and what we can do. So that’s why I’m saying I think — we chose not to quickly cobble together a revised target model. We want to give ourselves the time to get through some of that integration planning, some of the things we talked about in our comments. But overall, we’re still seeing that Mitel stand-alone, our view is target model is to grow in line with the market. And on the enterprise side, our targets have been — if you adjust for the fact that how we report kind of our premise products and services, we still are of the view that we should be able to do better than the overall market and we have been. And that reflects, again, our global leadership, our #1 market share in Europe, the breadth of our portfolio, the strength of our channels, the value of our install base and things that we’ve talked about before. So we’re still committed to Mitel’s stand-alone target model as we look out over the next few years, but we need to update that now with the pending ShoreTel acquisition.

Jonathan Kees - Summit Redstone Partners, L.L.C - MD and Senior Analyst

Got you. That makes sense. So then how about the share buyback program? Is that now put on pause, given the coming acquisition of ShoreTel?

Richard D. McBee - Mitel Networks Corporation - CEO, President and Director

Yes. I think for the near term, we have — historically, when our leverage levels were higher, our focus was and the commitment toward the investment community was that we would not leave excess cash parked on the balance sheet and that in the absence of attractive near-term M&A, we pay down debt. When our debt leverage post — in recent quarters has been as strong as it has been, we took advantage of that combined with what we saw as a weak and undervalued stock for Mitel to use some of our liquidity to buy back stock, as we mentioned $35 million in the quarter. With the leverage now at its current levels with the planned acquisition of ShoreTel, I think it makes sense to pause the share buybacks for the near term. And I think once we get a good feel for the pace of synergy realization, the pace of cash flow growth, we’ll focus near term on reducing our debt and kind of keep the door open to shareholder buybacks in future as an option. But near term, we’ll focus on debt reduction.

Jonathan Kees - Summit Redstone Partners, L.L.C - MD and Senior Analyst

Okay, all right. And the last question, if I may. Obviously, this capacity constraint has been a point of concern for all of us, you guys as well as for the investors. ShoreTel’s hosted and services segment is a lot bigger than your recurring cloud segment. I guess, what confidence or what do you plan to do to make sure there’s nothing like — to make sure there’s no surprises that come up, there is no capacity constraints that may come up? Are you looking to bring onboard their cloud sales people and make them the de facto sales? Or are you just going to combine it all and just have enough capacity? What are you going to do to avoid not be able to take the orders like you could have during the first half?

Richard D. McBee - Mitel Networks Corporation - CEO, President and Director

All right. I think the issue is not being able to take the orders. We’ve taken the orders, and we have said that the orders that we have taken have been, in fact, a continual record quarter-after-quarter. This last quarter was the biggest quarter that we’ve had. So we feel really good about the orders. Bringing the 2 companies together is going to give us more installation capacity, flat out, for both companies. So we both have a fixed and variable models where we use fixed installation personnel, for lack of a better term, and then flex up with temporary help as well. And so we’ve been developing that capability to give us more capacity. They’ve been developing the same capability to give more capacity for them to be able to handle this growth. So when we bring the organizations together, I don’t think it’s going to be one organization or the other organization. It’s going to be the combined organizations to be able to take advantage of a fast growing market and the need to satisfy customers with good installs and a good customer experience. So this is one area where, boy, I tell you, it’s going to really help both companies accelerate growth.

Operator

Our next question comes from George Sutton with Craig-Hallum.

George Frederick Sutton - Craig-Hallum Capital Group LLC, Research Division - Partner, Co-Director of Research & Senior Research Analyst

Rich, on your Analyst Day, you said our next transactions will be right down central, we’d like to move premise players who could use help to accelerate more quickly to the cloud. So then you bought Toshiba and now you’re buying ShoreTel. So those are right down central, so congratulations. I’m curious about your message to 3 groups and you kind of addressed one of them. But I know you’re going to be having separate sessions later with these groups. And that would be, if I’m a ShoreTel channel partner, if I’m an Avaya channel partner and if I am industry analyst, what are the messages to those groups?

Richard D. McBee - Mitel Networks Corporation - CEO, President and Director

So I think for the ShoreTel channel partners, bringing the companies together is going to give you lot more products and resources to serve your customers. So it’s a good thing. The Avaya channel partner, come on over. We want you to be our partner, it’s that simple. We’ve got in the latest Gartner Magic Quadrant for Unified Communications, Mitel is one of the 3 leaders in the Gartner Magic Quadrant and Avaya is not in the leaders quadrant, Mitel is. So take a look at Mitel and come join us. And then the third component, was there — who — what was the third one? I

George Frederick Sutton - Craig-Hallum Capital Group LLC, Research Division - Partner, Co-Director of Research & Senior Research Analyst

Industry analyst. Well, it’s really key to Gartners of the world, which you actually — to be clear, in the Gartner Magic Quadrant, you did move a little bit down into the left within that leader group. And I would assume the message should be we’re going to move back up into the right with this transaction.

Richard D. McBee - Mitel Networks Corporation - CEO, President and Director

Yes, I think if you look at everybody, they’ve kind of moved a little bit in the same direction. The whole group moved. But that’s okay, totally fine with that. The reality is when you bring these 2 engineering organizations together, their synergies all there’s all that kind of stuff, but let me tell you, the — seeing the energy of the teams working together on the future, I was highly excited. There is alignment in the future vision of where we’re going to take the customers and how we’re going to address the customers. And there is natural holes in each person’s portfolio that are going to be filled by the other organization. So I think that we’re going to just get stronger and we’re going to move up into the right.

Operator

Our next question comes from the line of Nandan Amladi with Deutsche Bank.

Nandan Amladi - Deutsche Bank AG, Research Division - Research Analyst

So earlier on the call, you mentioned that 70% of your cloud deals are actually new customers. Can you maybe provide a little more detail on sort of what segments you’re winning in against whom and what the main points of differentiation are against sort of the native UCaaS providers?

Richard D. McBee - Mitel Networks Corporation - CEO, President and Director

So at Mitel, we look at 3 segments, obviously, small, medium and large customer base. And then you would be looking against, in the small side of the market, for pure cloud, would primarily be RingCentral and 8x8 and it used to be ShoreTel. So those are — those kind of competitors, they’re moving up north a little bit into the medium segment. And that’s where our core strength is. So the competitors in that space are a lot of — as you move up into the right, a lot of the customers start being hybrid. Or — and as we mentioned earlier in the call, the CPaaS customers are looking for somebody who has got a global infrastructure. So the larger deals we had that we mentioned this quarter, 3 or 4 continents the customers are on, they need that kind of global cloud capability and it’s all hosted. So in that space, the traditional kind of competitors we’ve been talking about really don’t compete well on that larger customer in a global scale. So we think we’re going to be extremely well positioned when you bring ShoreTel and Mitel together to compete specifically, not only in the low end of the market, but in the medium and high end of the market, with a larger customer base.

Nandan Amladi - Deutsche Bank AG, Research Division - Research Analyst

And what would you say maybe is the rough seat mix between your hosted deals and native cloud deals?

Richard D. McBee - Mitel Networks Corporation - CEO, President and Director

Sorry, but I’m not sure we heard the question. So if you think about Mitel — yes, can you repeat your question?

Nandan Amladi - Deutsche Bank AG, Research Division - Research Analyst

Yes. I mean, the question was simply on — continuing on the same theme. If you look at the mix of native cloud seats versus hosted cloud seats, since you’re leaning towards larger enterprises and the multi-continent type, is it fair to say that there is a larger preponderance of hosted, because obviously, larger number of chunky deals come in the larger enterprises. So those tend to be more hosted.

Richard D. McBee - Mitel Networks Corporation - CEO, President and Director

Yes. So one of the things that we look at as kind of a barometer is how many total seats — cloud seats have we delivered. And that is both hosted or are in recurring CPaaS model and private cloud seats. So we today have shipped — and this is Mitel number, it’s not Mitel and ShoreTel numbers. We’ve shipped about 3.4 million cloud seats, whether it be a private cloud installation where somebody is running their own installation, they’ve bought the software in a perpetual license kind of model. And of that 3.4 million seats, about 665,000 of those seats are what we call hosted CPaaS recurring cloud. So that’s what they’re paying per month. So it’s about 665,000 out of 3.5 million total cloud seats.

Operator

I’m showing no further questions at this time. I’d like to turn the call back to Mr. McBee for any closing remarks.

Richard D. McBee - Mitel Networks Corporation - CEO, President and Director

All right. Well, thank you very much. As I said in my opening comments, this was a very busy quarter. I’m very pleased with the team and how they’ve performed within the quarter. We are focused on growth and growth in the future. I thank you for joining us this morning, and we look forward to speaking with you in the future.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the program, and you may now disconnect. Everyone, have a great day.